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Eclipsys Names John T. Casey and Craig Macnab to Board of Directors

Atlanta, GA — May 15, 2008 — Eclipsys Corporation®, The Outcomes Company®, (NASDAQ: ECLP), today announced that John T. Casey, chairman, Medcath Corporation and Craig Macnab, chief executive officer and a member of the board of directors of National Retail Properties and former Board member of Per-Se Technologies (Per-Se), have been elected to its Board of Directors effective May 14, 2008.

“We are fortunate to have individuals with such strong, yet diverse backgrounds join our board,” said R. Andrew Eckert, Eclipsys president and chief executive officer. “John brings deep executive experience with the healthcare industry, having run a number of hospital organizations. Craig has a strong operational track record of building highly profitable companies, and his experience serving on the board of Per Se Technologies will enable him to help with our focus on the revenue cycle management market.”

About John T. Casey
John T. Casey has served as the chairman of Medcath Corporation since 2003. He joined the board of Medcath Corporation in 1999, and from 2003 to 2006 he also served as chief executive officer. Medcath Corporation operates nine hospitals focused on the care and treatment of cardiovascular disease, leases mobile cardiac catheterization labs, operates fixed-site labs, conducts clinical research and provides physician practice management services to heart specialists.

From 1976 to 1997, Mr. Casey was president and chief executive officer of Presbyterian St. Luke’s Medical Center (now Health One) in Denver; President and chief executive officer of Methodist Health Systems, Inc. in Memphis; Chairman and chief executive officer of The Samaritan Foundation (now Banner Health) in Phoenix; President and chief operating officer of American Medical International, Inc. (now Tenet Healthcare) in Dallas; and chairman and chief executive officer of Intecare in Dallas. From 1997 until its merger with American Oncology Resources to form US Oncology, Inc. in 1999, Mr. Casey was the chairman and chief executive officer of Physician Reliance Network, Inc., an administrative management company specializing in medical practice management, clinical research and physician education.

About Craig Macnab
Craig Macnab has served as the chief executive officer and a member of the board of directors of National Retail Properties, Inc. since 2004, and was appointed chairman of its Board in February 2008. National Retail Properties is a publicly traded company that acquires, develops, and manages freestanding retail properties, with a portfolio of over 900 properties in 40 states. Mr. Macnab was also a member of the board of directors of Per Se Technologies, Inc. from 2002 until 2007 and is currently a member of the board of directors at Developers Diversified Realty.

Previously, Mr. Macnab was the chief executive officer and president of JDN Realty, a publicly traded real estate investment trust, from 2000 to 2003. Before joining JDN Realty, Mr. Macnab had a 20-year career in finance, serving as a vice president at Lazard Freres & Co.; a partner of J.C. Bradford & Co., a brokerage firm later merged into PaineWebber; General Partner of Macneil Advisors, a private equity firm; and president of Tandem Capital, a private investment company providing growth capital to small public companies.

In addition to Mr. Macnab and Mr. Casey, Eclipsys’ Board of Directors includes Eugene V. Fife, chairman of the board and former general partner with Goldman Sachs & Co, where Mr. Fife served as a member of the firm’s Management Committee and as chairman of Goldman Sachs International; Dan Crippen, PhD, former director of the Congressional Budget Office (CBO) and a former Reagan White House adviser; Edward A. Kangas, former chairman and chief executive officer of the international accounting firm of Deloitte Touche Tohmatsu; Braden R. Kelly, a former managing director of General Atlantic Partners; Steven A. Denning, chairman and a managing director of General Atlantic Partners, LLC, one of the world’s leading direct investment firms focused on investing in IT companies globally; Jay B. Pieper, vice president of Corporate Development and Treasury Affairs at Partners HealthCare System in Boston, MA, parent company of Massachusetts General Hospital and Brigham and Women’s Hospital, Inc.; and R. Andrew Eckert, president and chief executive officer of Eclipsys.

The board is divided into three classes. Class I consists of Messrs. Eckert, Fife and Kelly. Messrs. Eckert and Fife have been nominated by the board for reelection at the Company’s annual meeting on June 11, and Mr. Kelly has decided not to stand for reelection. Class II, with a term ending at the 2009 annual meeting, consists of Messrs. Casey, Denning and Pieper. Class III, with a term ending at the 2010 annual meeting, consists of Messrs. Crippen, Kangas and Macnab.

About Eclipsys
Eclipsys is a leading provider of advanced integrated clinical, revenue cycle and access management software, clinical content and professional services that help healthcare organizations improve clinical, financial, operational and client satisfaction outcomes. For more information, see www.eclipsys.com or email info@eclipsys.com.

Eclipsys
Jason Cigarran Director, Investor Relations (media) (404) 847-5965 jason.cigarran@eclipsys.com	Robert J. Colletti Chief Financial Officer (investors) (404) 847-5975 investor.relations@eclipsys.com